EXHIBIT 10.1

ACE AVIATION TO TERMINATE ITS REPORTING OBLIGATIONS UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934

MONTRÉAL, January 21, 2009 – ACE Aviation Holdings Inc. ("ACE") announced today that it intends to terminate its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Pursuant to Rule 12h-6 under the Exchange Act, the Securities and Exchange Commission (the "SEC") permits a foreign private issuer to terminate the obligation under Section 15(d) of the Exchange Act to file or furnish reports required by Section 13(a) thereof if it meets certain requirements.  ACE will today file a Form 15F with the SEC to terminate its Section 15(d) obligations. The termination will become effective 90 days after filing the Form 15F, or within a shorter period as the SEC may determine, unless the Form 15F is earlier withdrawn by ACE or denied by the SEC.  As a result of filing the Form 15F, the reporting obligations of ACE under the Exchange Act will immediately be suspended.

Contacts:	Des Beaumont (Montréal)	(514) 205-7639

Internet:	www.aceaviation.com